Exhibit 10.1

THIS SOFTWARE LICENSE AGREEMENT made the 26th day of February 2019.

B E T W E E N:

NOVO INTEGRATED SCIENCES INC., a corporation incorporated under the laws of the State of Nevada;

(“Parent”)

-and-

NOVO HEALTHNET LIMITED, a wholly owned Canadian subsidiary of the Parent;

(“Purchaser”)

- and -

CLOUD DX INC., a corporation incorporated under the laws of the State of Delaware;

(“Seller”)

BACKGROUND:

1.	Seller owns all rights, title and interest to the Software; and

2.	Seller has the exclusive right to License the Software worldwide into all industry sectors; and

3.	Seller wishes to sell, and Purchaser wishes to buy, a fully paid up, perpetual license to use the Seller’s Software in accordance with the terms set forth herein;

4.	Seller wishes to sell, and Purchaser wishes to buy, 4,000 fully functional Pulsewave PAD 1A USB Blood Pressure Monitor Devices bundled with the perpetual license mentioned in point 3 above.

NOW THEREFORE in consideration of the background and the mutual covenants contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties agree as follows:

Article 1
INTERPRETATION

1.1	Definitions

Whenever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the meaning ascribed to them in this Section 1.1:

(a)	“Agreement” means this Software License Agreement, all Schedules hereto and all and any other instruments supplemental hereto or in amendment or confirmation hereof; the words “hereof”, “hereto” and “hereunder” and similar expressions refer to this Agreement and not to any particular article or section; the word “Article” or “Section” refers to the specified article or section of this Agreement;

(b)	“Business Day” means any day, other than a Saturday, Sunday, statutory or civic holiday in New York, NY;

(c)	“Confidential Information” of a Party means all data and information relating to the business and management of such Party which, when disclosed to the other Party, is reasonably designated as confidential, provided, however, that Confidential Information shall not include any data or information which:

(i)	is or becomes publicly available through no fault of the other Party;

(ii)	is already in the rightful possession of the other Party prior to its receipt from the Party

(iii)	is independently developed by the other Party without knowledge or use of or reference to the Confidential Information of the Party;

(iv)	is rightfully obtained by the other Party from a third party not in violation of any confidentiality obligation of such third party;

(v)	is disclosed with the written consent of the Party whose information it is; or

(vi)	is disclosed pursuant to court order or other legal compulsion;

(d)	“Closing” means the date of execution by all parties and the subsequent filing of the Agreement with the SEC.

(e)	“Documentation” means any and all interpretative comments therein and all information in documentary form used or useful in or relating to the design, use, sale, maintenance or marketing of the Licensed Software and associated Bundled Pulsewave Devices including, but not limited to, systems manuals, program manuals, test and diagnostic information, maintenance information, program listings, flow charts, drawings, application manuals, user manuals and operating procedures including the documentation identified in Schedule A;

(f)	“Group” in relation to a company, its majority-owned subsidiaries, holding companies, divisions and affiliates;

(g)	“Including” means “including without limitation” and is not to be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it;

(h)	“Intellectual Property” includes any proprietary right provided under

(i)	patent law,

(ii)	copyright law,

(iii)	trademark law,

(iv)	design patent or industrial design law,

(v)	internet domain names,

(vi)	any other statutory provision or common law principle applicable to the Licensed Software and Bundled Pulsewave Devices which may provide a right in either:

(A)	ideas, formulae, algorithms, concepts, inventions or know-how generally including trade secret law, or

(B)	the expression of such ideas, formulae, algorithms, concepts, invention or know-how;

(i)	“Licensed Software” means the software product licensed by Purchaser as specified on Schedule “A”;

(j)	“Bundled Pulsewave Devices” means the Pulsewave Devices that were sold to the Purchaser to be used with the Licensed Software as specified in Schedule “A”.

(k)	“Parties” means Seller, Purchaser and Parent, collectively, and “Party” means any one of them;

(l)	“Person” includes an individual, corporation, partnership, joint venture, trust, unincorporated organization, or any agency or instrumentality thereof or any other juridical entity;

(m)	“Purchase Price” means the purchase price to be paid by the Purchaser to Seller for the Licensed Software and Bundled Pulsewave Devices as defined in Schedule “B”.

(n)	“Physiotherapy Clinics” means any clinic that offers para-medical services focused on physical therapy, orthotics, chiropractic, nutrition, massage, wellness, esthetic & cosmetic services (e.g. “botox”, “restylane”) and related non-medical services, sometimes called “multi-disciplinary clinics”. This definition excludes pharmacies and services offered by licensed medical professionals including medical doctors (MD/PhD), nurses, nurse practitioners, physician assistants, licensed practical nurses and staff that deliver medical care.

(o)	“Exclusivity Conditions” means the conditions as specified in Schedule “C”.

(p)	“Additional Services & Privileges” means the additional services & privileges that are provided by CDX on a “for fee” basis or “no fee” basis as specified in schedule “D”

(q)	“CTG Carve Out” means that Physiotherapy Clinics owned and operated by Closing The Gap Healthcare Inc. (CTG) are excluded from the exclusive rights granted and marketplace that is assigned to the Purchaser by this Agreement. (CTG currently owns and operates 11 Physiotherapy Clinics in Canada).

1.2	Extended Meanings

Words expressed in the singular include the plural and vice versa and words in one gender include all genders.

1.3	Entire Agreement

This Agreement, including Schedules “A/B/C/D” hereto, together with the agreements and other documents to be delivered pursuant hereto, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth herein and therein. The execution of this Agreement has not been induced by, nor do either of the Parties regard as material any representation not made expressly herein. No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

1.4	Headings

The division of this Agreement into Articles, Sections, Subsections and Schedules and the insertion of headings are for convenience of reference only and shall not affect the construction of interpretation of this Agreement. The Article, Section, Subsection and Schedule headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer and shall not be considered part of this Agreement.

1.5	Schedules

The following Schedules form part of this Agreement:

Schedule “A” -	Description and Use of Licensed Software & Bundled Pulsewave Devices

Schedule “B” -	Description of Payment of Purchase Price

Schedule “C”-	Description of Exclusivity Conditions

Schedule “D”-	Description of Additional Services & Privileges

Article 2

PURCHASE AND SALE OF PERPETUAL SOFTWARE LICENSE & BUNDLED PULSEWAVE DEVICES

2.1	Software License & Bundled Pulsewave Devices

Seller hereby grants to Purchaser and its Group a fully paid up, perpetual, conditionally exclusive licence (Except for the CTG carve out as specified in section 1.1 (o)) to use the Licensed Software with the Bundled Pulsewave Devices in the form and with the conditions outlined in detail in Schedule “A/C/D” in the Physical Therapy Clinic marketplace in North America, for the Purchase Price and Purchaser accepts such license on the terms set out herein. .

2.2	No Sale of Intellectual Property

The grant of a licence to use the Licensed Software, as set forth herein, shall not in any way be construed to (i) effect any sale to Purchaser of any of the Seller’s proprietary technology or (ii) grant Purchaser any rights in, or to, any Intellectual Property Rights of the Seller other than in accordance with this Agreement.

Article 3

CONSIDERATION FOR PURCHASED LICENSE & BUNDLED PULSEWAVE DEVICES

3.1	Purchase Price

The purchase price (the “Purchase Price”) payable by the Purchaser to Seller for the Software License shall be in the form outlined in detail in Schedule “B”.

Article 4

REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of Seller

Seller represents and warrants to Purchaser (and acknowledges that Purchaser is relying thereon) that:

(a)	Seller Capacity to Own Assets – Seller has all necessary corporate power, authority and capacity to own its property and assets (including the Licensed Software).

(b)	Due Authorization – Seller has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder have been duly authorized by all necessary corporate action on the part of Seller.

(c)	Enforceability of Obligations - This Agreement constitutes a valid and binding obligation of Seller enforceable against it in accordance with its terms, provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws generally affecting enforceability of creditors’ rights and that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

(d)	Absence of Conflicting Agreements – Seller is not party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, order, judgment, decree or law which would be violated, contravened, breached by, or under which default would occur as a result of, the execution and delivery of this Agreement or the consummation of any of the transactions provided for herein other than with respect to certain third party consents which are to be obtained as contemplated hereunder and the CTG Carve Out as defined above in this agreement.

(e)	Schedules- Schedule “A” includes an accurate and comprehensive description of the Licensed Software & Bundled Pulsewave Devices. Schedule “B” contains a complete and accurate description of the Purchase Price. Schedule “C”- contains a description of Conditional Exclusivity Conditions. Schedule “D”- contains a description of Additional Services & Privileges provided by CDX to the Purchaser.

(f)	Intellectual Property - The Seller is the sole legal and beneficial owner of the Intellectual Property and holds its interest in the Intellectual Property free and clear of all encumbrances whatsoever.

(g)	Maintenance of Intellectual Property - Seller has dealt with the Intellectual Property in the Licensed Software in such manner as to preserve its rights therein including the use of proper notices indicating ownership of and/or rights to use the Intellectual Property, to the extent reasonably necessary for the protection of the Intellectual Property, and the prevention of any disclosure to the public of any of the confidential information of each which would impair Seller’s rights therein;

(h)	Standards - Seller used consistent and reasonable commercial standards of quality in their creation and development of the Licensed Software. Seller complied in all material respects with all applicable laws and regulations of Canada in the development of the Licensed Software.

(i)	Documentation – Seller will deliver to Purchaser all Documentation pertaining to the Licensed Software & Bundled Pulsewave Devices that it generally provides to other customers, including any copies of documentation held by companies that developed the Licensed Software; provided that the Documentation will not include any source code or other trade secrets of Seller.

(j)	Third Party Claims - Seller represents and warrants, and to the best of their knowledge, no claim has been made that the use of any of the Intellectual Property does or may violate the rights of any Person;

(k)	Right to License – Seller is the absolute beneficial owner of the Licensed Software and has the absolute right and ability to license the Licensed Software.

(l)	No Litigation - Seller represents and warrants, there is no suit, action, litigation, arbitration proceeding or governmental proceeding, including appeals and applications for review, in progress, pending or to the best of Seller’s knowledge, threatened against or relating to Seller or affecting the Licensed Software which if determined adversely to Seller might materially and adversely affect the Licensed Software and, to the best of Seller’s knowledge, there is not presently outstanding against Seller any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator relating to or affecting the Licensed Software.

4.2	Representations and Warranties of Purchaser and Parent

Purchaser and Parent hereby represents and warrants to Seller (and acknowledges that the Seller is relying thereon) that:

(a)	Organization and Good Standing – Purchaser and Parent are corporations duly organized, validly existing and in good standing under the laws of their jurisdiction of incorporation.

(b)	Due Authorization – Purchaser and Parent have all necessary corporate power and authority to enter into this Agreement and to carry out their obligations hereunder; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder have been duly authorized by all necessary corporate action on the part of Purchaser and Parent.

(c)	Enforceability of Obligations - This Agreement constitutes a valid and binding obligation of Purchaser and Parent enforceable against it in accordance with its terms provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws generally affecting enforceability of creditor’s rights and that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

4.3	Investment Representations.

(a)	Investment Purpose. As of the Closing Date, Cloud Dx Inc. understands and agrees that the consummation of the exchange of the issuance of the Parent Shares, as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes and that the Parent Shares are being acquired for Cloud Dx Inc.’s own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act.

(b)	Investor Status. Cloud Dx Inc. is (i) an “accredited investor” as that term is defined in Rule 501(a) of Regulation D (an “Accredited Investor”), and/or (ii) an exempt investor in accordance with the provisions of Regulation S promulgated under the Securities Act. Cloud Dx Inc. has been furnished with all documents and materials relating to the business, finances and operations of both the Parent and NHL, and NHL’s subsidiaries and information that such Cloud Dx Inc. has requested and deemed material to making an informed decision regarding this Agreement and the underlying transactions.

(c)	Reliance on Exemptions. Cloud Dx Inc. understands that the Parent Shares are being offered and sold to Cloud Dx Inc. in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that the Parent and NHL are relying upon the truth and accuracy of, and Cloud Dx Inc.’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Cloud Dx Inc. set forth herein in order to determine the availability of such exemptions and the eligibility of Cloud Dx Inc. to acquire the Parent Shares.

(d)	Information. Cloud Dx Inc., and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Buyer and materials relating to the offer and sale of the Parent Shares which have been requested by Cloud Dx Inc. Cloud Dx Inc. and its advisors, if any, have been afforded the opportunity to ask questions of the Buyer. Cloud Dx Inc. and its advisors understand that their investment in the Parent Shares involves a significant degree of risk. Cloud Dx Inc. and its advisors are not aware of any facts that may constitute a breach of any of the Buyer’s representations and warranties made herein.

(e)	Governmental Review. Cloud Dx Inc. and its advisors understand that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Parent Shares.

(f)	Transfer or Resale. Cloud Dx Inc. understands that upon issuance of the Parent Shares (i)the sale or re-sale of the Parent Shares has not been and is not being registered under the Securities Act or any applicable state securities Laws, and the Parent Shares may not be transferred unless (a) the Parent Shares are sold pursuant to an effective registration statement under the Securities Act, (b) Cloud Dx Inc. has delivered to the Parent, at the cost of Cloud Dx Inc., an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the Parent Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be accepted by the Parent, (c) the Parent Shares are sold or transferred to an “affiliate” (as defined in Rule 144 promulgated under the Securities Act (or a successor rule) (“Rule 144”)) of Cloud Dx Inc. who agree to sell or otherwise transfer the Parent Shares only in accordance with this Section 3.18 and who is an Accredited Investor, (d) the Parent Shares are sold pursuant to Rule 144, or (e) the Parent Shares are sold pursuant to Regulation S under the Securities Act (or a successor rule) (“Regulation S”), and Cloud Dx Inc. shall have delivered to the Parent, at the cost of Cloud Dx Inc., an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in corporate transactions, which opinion shall be accepted by the Parent; (ii) any sale of such Parent Shares made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such Parent Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither the Parent or NHL nor any other person is under any obligation to register such Parent Shares under the Securities Act or any state securities Laws or to comply with the terms and conditions of any exemption thereunder (in each case). Notwithstanding the foregoing or anything else contained herein to the contrary, the Parent Shares may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

(g)	Legends. Cloud Dx Inc. understand that the Parent Shares issued, until such time as the Parent Shares have been registered under the Securities Act, or may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Parent Shares may bear a standard Rule 144 legend and a stop-transfer order may be placed against transfer of the certificates for such Parent Shares.

(h)	Removal. The legend(s) referenced in Section 3.18(g) shall be removed and the Parent shall issue a certificate without such legend to the holder of any Parent Shares upon which it is stamped, if, unless otherwise required by applicable state securities Laws, (a) the Parent Shares are registered for sale under an effective registration statement filed under the Securities Act, or otherwise may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, or (b) such holder provides the Parent with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Parent Shares may be made without registration under the Securities Act, which opinion shall be accepted by the Parent so that the sale or transfer is affected. Cloud Dx Inc. agrees to sell all Parent Shares, including those represented by a certificate(s) from which the legend has been removed, in compliance with SEC regulations.

4.4	Non-Waiver

No investigations made by or on behalf of either Party at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by the other Party herein or pursuant hereto. No waiver by either Party of any condition, in whole or in part, shall operate as a waiver of any other condition.

4.5	Nature and Survival of Representations and Warranties

All statements contained in any certificate or other instrument delivered by or on behalf of a Party pursuant to or in connection with the transactions contemplated by this Agreement shall be deemed to be made by such Party hereunder. All representations, warranties, covenants and agreements herein contained on the part of each of the Parties shall survive the transfer of title to the Licensed Software and the payment of the consideration therefor until the date that is 18 months after the closing of the transactions contemplated by this Agreement.

Article 5

OTHER COVENANTS OF THE PARTIES

5.1	Confidentiality

The Purchaser covenants and agrees that it shall not ever directly or indirectly use or divulge to any other Person any information that is confidential or proprietary information relating to or forming part of the Licensed Software, including any Intellectual Property therein. Seller shall at all times take such steps as reasonably may be necessary to ensure that their directors, officers, employees and agents retain the confidentiality of all such confidential or proprietary information.

Article 6

INDEMNIFICATION; LIMITATION OF LIABILITY

6.1	Indemnification for Breaches of Covenants, Representations and Warranties

Seller covenants and agrees with Purchaser and Parent to indemnify and save harmless Purchaser and Parent from and against any third party claims, demands, actions, causes of action, damage, loss, costs, liability or expense (hereinafter in this Article Six called “Claims”) which may be made or brought against Purchaser and/or which it may suffer or incur as a result of, in respect of, or arising out of any non-fulfillment of any covenant or agreement on the part of Seller under this Agreement or any document, agreement or instrument delivered pursuant hereto or any incorrectness in or breach of any representation or warranty of Seller contained herein. The foregoing obligation of indemnification in respect of such Claims shall be subject to the requirement that the Seller shall, in respect of any Claim made by any third party, have the right, but not the obligation, in its sole expense to resist, defend and compromise such claim provided it does so diligently and reasonably throughout the period while such Claim exists; otherwise the Purchaser and Parent shall have the right to resist, defend and compromise such Claim at the sole expense of Seller. Regardless of the Party who defends against any such Claim, the other Party agrees to cooperate in good faith with the defending Party.

6.2	Limitation of Liability

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL SELLER BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, COVER, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST DATA OR LOST PROFITS, HOWEVER ARISING, WHETHER BASED IN CONTRACT, TORT, OR ANY LEGAL THEORY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATIONS SHALL NOT APPLY TO CLAIMS FOR BODILY INJURY OR DEATH OR DAMAGE TO REAL OR TANGIBLE PROPERTY DIRECTLY CAUSED BY SELLER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. IN ANY CASE, SELLER’S ENTIRE LIABILITY UNDER ANY PROVISION OF THIS AGREEMENT SHALL BE LIMITED TO THE AMOUNT ACTUALLY PAID BY PURCHASER FOR THE LICENSE TO THE SOFTWARE DURING THE SIX MONTH PERIOD PRECEDING SUCH CLAIM.

Article 7
GENERAL

7.1	Limited Warranty

Notwithstanding the Limited Warranties included with each device sold by the Seller to the Purchaser under this Agreement, any Pulsewave PAD-1A device found to be defective within 30 days of activation by an end user during the first 24 months of this agreement can be exchanged for a fully functional equivalent Pulsewave device at no cost to the Purchaser.

7.2	Expenses

Each Party represents and warrants to the other Party that the other Party will not be liable for any brokerage commission, finder’s fee or other like payment in connection with the transactions contemplated hereby because of any action taken by, or agreement or understanding reached by, that Party. Each Party shall be responsible for its own costs and expenses (including, without limitation, the fees and disbursements of legal counsel) incurred in connection with this Agreement and the transactions contemplated hereby.

7.3	Time

Time shall be of the essence hereof.

7.4	Notices

Any notice, demand or other communication required or permitted to be given or made hereunder or for the purposes hereof (hereinafter in this Section 7.4 called a “Notice”) to any Party shall be in writing and shall be sufficiently given / made if:

(a)	Delivered in person during normal business hours on a Business Day and left with a receptionist or other responsible employee of the relevant party at the applicable address set forth below;

(b)	Sent by prepaid first-class mail; or

(c)	Sent by any electronic means of sending messages, including facsimile transmission, which produces a paper record (“Electronic Transmission”) during normal business hours on a Business Day;

In the case of a notice to Seller, address to:

Cloud DX Inc.,	-and/or-
100 - 72 Victoria Street South	20 Jay Street, #834
Kitchener, ON N2G 4Y9, Canada	Brooklyn NY, 11201
Email – ceo@clouddx.com

And in the case of a notice to Purchaser, addressed to it at:

Novo Healthnet Limited

119 Westcreek Drive, Suite 1

Woodbridge, ON L4L 9N6

Email - pdalcourt@novohealthnet.com

Novo Integrated Sciences Inc.

Attn: Chris David, President

11120 NE 2nd St., Suite 200

Bellevue, WA 98004

Email: cdavid@novointegrated.com

Each notice sent in accordance with this section shall be deemed to have been received:

(i)	On the third Business Day after it was mailed (excluding each Business day during which there existed a general interruption of postal services due to strike, lockout or other cause); or

(ii)	On the same day that it was delivered in person or sent by Electronic Transmission, or at the start of business on the first Business Day thereafter if the day on which it was sent by Electronic Transmission was not a Business Day.

Any Party may change its address for notice by giving notice to the other Parties (as provided in this section).

7.5	Assignment

No Party shall assign its rights under this Agreement without the prior written consent of the other Party.

7.6	Binding on Successors

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

7.7	Waiver

Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

7.8	Invalidity

If any of the provisions contained in this Agreement is found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not be in any way affected or impaired thereby.

7.9	Further Assurances

Each Party shall do such acts and shall execute such further documents, conveyances, deeds, assignments, transfers and the like as may be reasonably required, and will cause the doing of such acts and will cause the execution of such further documents as are within its power as any other Party may in writing at any time and from time to time reasonably request be done and or executed, in order to give full effect to the provisions of this Agreement.

7.10	Survival

The provisions of Article 4, Article 5, Article 6, and Article 7 shall remain in force and effect after the termination hereof, until the date that is 36 months after such termination.

7.11	Independent Legal Advice

The Parties hereby acknowledge that each has been advised to seek independent legal counsel in respect of the Agreement and the matters contemplated herein. To the extent that a Party declines to receive independent legal counsel in respect of the agreement, that Party waives the right, should a dispute later develop, to rely on its lack of independent legal counsel to avoid its obligations, to seek indulgences from the other Parties or to otherwise attack the integrity of the agreement and the provisions thereof, in whole or in part.

7.12	Venue

The Parties agree that the venue for all disputes arising under this agreement or relating hereto shall be the federal and state courts of the State of Delaware, United States of America. Each Party agrees to the jurisdiction of such courts for all disputes between the Parties relating to this Agreement.

7.13	Counterparts and Facsimile

This agreement may be executed by the Parties in one or more counterparts by original or facsimile signature or by electronic transmission or pdf, each of which when so executed and delivered shall be an original and such counterparts shall together constitute one and the same instrument.

[Signature page follows]

SIGNATURE PAGE

IN WITNESS WHEREOF the Parties have duly executed this Agreement.

Seller CLOUD DX, INC.

By:	/s/ Robert Kaul
Name:	Robert Kaul
Title:	CEO

Purchaser NOVO HEALTHNET LIMITED.

By:	/s/ Robert Mattacchione
Name:	Robert Mattacchione
Title:	CHAIRMAN

Parent Novo Integrated Sciences Inc.

By:	/s/ Robert Mattacchione
Name:	Robert Mattacchione
Title:	CEO

SCHEDULE “A”

DESCRIPTION OF & THE RIGHT TO USE THE LICENSED SOFTWARE & BUNDLED PULSEWAVE DEVICES

1)	Licensed Software Products

The Licensed Software Products consist of the following CLOUD DX software products, which represent the current production releases:

a.	Cloud DX Connected Health web portal for Clinical users

b.	Cloud DX Connected Health Mobile app

c.	Cloud DX Connected Health Windows app

d.	Cloud DX Connected Health MacOS app

2)	Bundled Pulsewave Devices: An initial Pulsewave PAD-1A USB Blood Pressure Device inventory of 4,000 units is included in the upfront fee

3)	The PAD-1A devices shall be stored at the Purchaser’s expense in a climate controlled, ISO certified warehouse rented to the Purchaser by the Seller, and shipped at the Purchaser’s expense upon delivery of written shipping instructions, as per the Sellers standard shipping & handling terms.

4)	Right to Use:

a.	Purchaser hereby licenses the right to use and sub-license the Licensed Software Products and resell the Bundled Pulsewave Devices mentioned above subject to the following conditions:

(I)	Internally within their corporate operations, and the operations of their majority-owned subsidiaries, divisions and affiliates throughout the world.

(II)	Externally (by way of sub-licence or otherwise) as part of the services offered by the Purchaser and/or any one or more of its majority-owned subsidiaries, divisions and affiliates to its and/or their customers, clients and franchisees in accordance with the terms and conditions in this Agreement.

(III)	The Seller specifically reserves any and all rights to the Licensed Products, and this agreement contains no rights whatsoever to any Intellectual Property of the Licensed Products or the Bundled Pulsewave Devices.

SCHEDULE “B”

PAYMENT OF PURCHASE PRICE

Payment Terms: The total Purchase Price of the perpetual license including an initial Bundled Pulsewave Device stocking order as described in Schedule “A” point (d) and the Additional Services & Privileges as described in Schedule “D” is $1,250,000.00 CAD which shall be paid to the Seller upon the following terms:

1.	Upon closing - $1,000,000 CAD shall be paid in the form of common shares in Novo Integrated Sciences Inc. (the “Payment Shares”) having a par value of $0.001.

The number of shares paid to Cloud DX, Inc. will equal $1,000,000 CAD, converted to US dollars (USD) based on X-rates.com exchange rate on the day prior to the closing date, divided by the average closing price of Novo Integrated Sciences Inc. shares over the 10 business days preceding the closing date.

2.	Cash component of $250,000 CAD shall be invoiced to the Purchaser by the Seller based on the following deliverables, and paid on the following schedule:

Cloud DX deliverable	Novo payment (terms: Net 15)

Heart Friendly Program launches in Clinic #1	$50,000	CAD

Novo-branded Android app delivered as APK file	$35,000	CAD

Novo-branded Clinical portal website delivered	$35,000	CAD

Pulsewave PAD-1A devices – 1st delivery	$20,000	CAD

Marketing services / materials delivered	$25,000	CAD

Cloud DX hires dedicated Novo support FTE	$85,000	CAD

Payments to the Seller shall be made by wire transfer to the following account:

Cloud DX, Inc.

20 Jay Street, #834 Brooklyn NY, 11201

Bank Name: Santander Bank

Bank Address: 40 Washington Street, Brooklyn NY, 11201

Account name: Cloud DX, Inc.

Account number: 2771788527

Routing number: 231372691

SWIFT number (if needed) - SVRNUS33

SCHEDULE “C”

CONDITIONAL EXCLUSIVITY CONDITIONS

Licensed Software Exclusivity Conditions

●	Perpetual license – With 5-year Conditional Exclusivity based on the following criteria:

a.	Year 1 - The Purchaser shall have the right to sell and market the Licensed Software exclusively to “Physical Therapy Clinics” as defined in Section 1.1 (m), in Canada and the United States of America, for the first 5 years after the execution date of the agreement, with the exception of Clinics operated by Closing the Gap Healthcare.

b.	During the 5 year initial period, Novo is expected to sell a minimum of 4,000 Pulsewave devices, and sell a minimum of 200 Franchises;

c.	In Year 6 and beyond, additional 1-year periods of conditional exclusivity shall be granted provided that Novo sales in the preceding 12 months are equal to total sales achieved in Year 5.

d.	If the minimums in section (b) above are not met, continued Exclusivity will require the payment of an additional fee, to be negotiated in good faith between the parties.

e.	2-Way Exclusivity – Novo agrees not to replace the Licensed Software and Pulsewave Devices or offer a competitive offering as long as they are representing the CDX product line.

SCHEDULE “D”

ADDITIONAL SERVICES & PRIVILEGES

Additional Services & Privileges

1.	Cloud DX will pay to white label the mobile apps and the Clinician website portal as part of the upfront fee. This project will be described in a separate Statement of Work negotiated between the parties in good faith, including the scope and specifications for the addition of the Purchasers brand images, colors and logos to the Licensed Software.

2.	Cloud DX will offer a dedicated support person for a minimum of 1 year, M-F, business hours – as part of the upfront license fee. This person will be employed by Cloud DX, starting on a mutually agreed date, and will be responsible for deliverables agreed upon between Cloud DX and the Purchaser. Subject to that agreement, the Purchaser may offer certain incentives based on this Cloud DX employee meeting agreed upon deliverables.

3.	Cloud DX will provide mutually agreed upon marketing collateral to a total value of $10,000 as part of the upfront fee

4.	Cloud DX will provide up to 100 hours per year of graphic design time for 1 year as part of the upfront fee

5.	Cloud DX will allow Novo to purchase an additional 2,000 Pulsewave PAD-1A blood pressure cuffs at a cost of C$64.00 CAD/unit, subject to availability.

6.	Cloud DX will allow Novo to purchase other/additional Cloud DX devices (scales, oximeters, thermometers, Pulsewave BT adapters) at the Seller’s full landed cost +15% for the duration of the exclusivity period.

7.	The Parties agree that Cloud DX services in addition to the Licensed Products & Bundled Pulsewave Devices, including but not limited to customization, localization, installation, hardware configuration, second level technical support, hosting services and any other implementation or delivery service requested of the Seller by the Purchaser shall be quoted and invoiced as a separate service, not covered by this Software License Agreement.

8.	The first year of hosting is included in the upfront license fee,

9.	The costs for hosting during years 2 through 5 will be billed to the Purchaser as follows:

(i)	For every user activated on the system, Cloud DX will bill $3.00 per month.
(ii)	Hosting costs will be invoiced to the Purchaser 30 days after the end of each calendar quarter
(iii)	Total hosting costs will be capped at $6,250.00 per quarter
(iv)	Once the maximum hosting cost is reached, if the Purchaser agrees to pay that cost in a lump sum, Cloud DX will reduce the total by 12%, for an annual cost of $22,000.

10.	Notwithstanding #6 above, Cloud DX will guarantee most-favoured-customer prices on all Cloud DX devices and services based on similar quantities and products, as long as the Purchaser is under license.

11.	The cost of ISO-approved storage for the Pulsewave PAD 1A devices at 100 – 72 Victoria Street S, Kitchener, ON is included for a period of twelve (12) months from the closing date of this Agreement. Additional storage, if required, shall be charged at $300 CAD per month and invoiced to the Purchaser on Net 30 terms.

12.	Cloud DX will allow Novo to design additions to device packaging stating that devices are distributed by Novo, so long as these additions meet medical device regulations (listing Cloud DX as manufacturer and Novo as licensee).

13.	Cloud DX will allow Novo to offer turnkey versions of Cloud DX powered programs (including but not limited to Weight Loss management, Hypertension Management and Stress Management) to their Franchisees under a separate Statement of Work for each program. That Statement of Work will describe the program deliverables, costs and revenue sharing between Novo and Cloud DX.

14.	Notwithstanding Schedule A, 4(a)(III), any such versions of Cloud DX powered programs, including but not restricted to Novo-branded versions Weight Management, Hypertension Management, or other wellness programs customized for Novo using the Licensed Products shall constitute Intellectual Property of Novo and shall be a permitted use under this License.

15.	Cloud DX will allow Novo to own the trademarks to their versions to any such jointly marketed products, so long as all medical device regulations including FDA and Health Canada regulations are met and all Novo marketing materials mention Cloud DX as the manufacturer/developer of the underlying technology as required by law.